Exhibit 99.1

Contact:	Peter Murphy	FOR IMMEDIATE RELEASE
	(860) 728-7977	www.utc.com

CHÊNEVERT ELECTED UTC PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR; FINGER

NAMED PRESIDENT, PRATT & WHITNEY;

PINO NAMED PRESIDENT, SIKORSKY

HARTFORD, Conn., March 8, 2006 — Louis Chênevert, 48, has been elected President and Chief Operating Officer and a Director of United Technologies Corp., (NYSE: UTX), effective immediately, the company announced today.

UTC Chairman and Chief Executive Officer George David, 63, said Chênevert will join him in the newly formed Office of the Chief Executive. Executives currently reporting to David will now report to the new office.

In making the announcement, David said, “Louis has proven his abilities and delivered on his commitments as an exceptional operating executive at Pratt & Whitney during his 13 years with UTC, including seven years as Pratt & Whitney’s President. Additionally, he has demonstrated strong skills at building and developing cohesive management teams and at learning and taking on new challenges. I am confident he will be a strong UTC President.”

“UTC is a large and complex organization and we anticipate some time will be necessary to develop all the skills and relationships required by a successor CEO. I expect to remain UTC’s CEO for approximately two years, enabling Louis to broaden his corporate experience during that time,” David added.

(more)

“I’m really proud of this recognition and look forward to the opportunities ahead,” Chênevert said. “I have come to know UTC well through Pratt & Whitney and by working with the other UTC presidents through the Presidents Council and with other important constituencies like investors, the Board of Directors, and UTC’s corporate staff. UTC is a great company and I couldn’t be happier than to take on the challenges ahead,” he added.

Steve Finger, 57, currently President of Sikorsky Aircraft, will replace Chênevert as President of Pratt & Whitney. Jeff Pino, 51, Sikorsky’s Senior Vice President, Strategy, Marketing and Commercial Programs, will replace Finger as President. “Both have long tenure in their businesses and are fully qualified for these important positions,” David said.

Chênevert joined UTC’s Pratt & Whitney Canada unit in 1993 as its Vice President, Operations. He moved to Pratt & Whitney’s headquarters in East Hartford, Conn., in 1996 as Executive Vice President, Operations. He was named Pratt’s President in 1999. Finger joined Pratt & Whitney in 1970 in the engineering function at the company’s then Government Products Division in Florida. He rose to the position of Executive Vice President, Engineering and Operations for Pratt & Whitney in 2001, and was named President of Sikorsky Aircraft in 2003. Pino joined Sikorsky Aircraft from Bell Helicopter in 2002 in his current position of Senior Vice President, Strategy, Marketing, and Commercial Programs.

United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries.

# # #